NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Paul V. Cusick, Jr. Chief Financial Officer pcusick@century-bank.com

Phone:	781.393.4601

Fax:	781.393.4071

CENTURY BANCORP, INC. ANNOUNCES RETIREMENT
AND APPOINTMENT AS DIRECTOR EMERITUS OF
BOARD MEMBER, HENRY L. FOSTER, D.V.M.

Medford, Ma, JULY 12, 2005 — Marshall M. Sloane, Chairman and Chief Executive Officer of Century Bancorp, Inc., (NASDAQ: CNBKA) (www.century-bank.com) today announced that Henry L. Foster, D.V.M., will retire as a voting member of Century Bank and Trust Company’s and Century Bancorp’s Board of Directors, but remain active as a Director Emeritus of both Boards.

Dr. Foster, 80, has served as an active member of Century Bancorp’s Board of Directors since 1972 and was a founding Director of Century Bank and Trust Company in 1969. He is Founder and Chairman Emeritus of Charles River Laboratories, Inc. A resident of both Massachusetts and Florida, Foster will continue to be available to the leadership of Century Bancorp in his role as a Director Emeritus.

“We have benefited from Dr. Foster’s outstanding contributions since the very early days of the bank’s founding. On behalf of the Board, we sincerely appreciate his extraordinary knowledge, advisory skills and commitment to the Bank,” said Mr. Sloane. “I am personally honored to have known and worked closely with him for the past 40 years and wish him well in his retirement.”

Century Bancorp, Inc., through its subsidiary bank, Century Bank and Trust Company, a state chartered full service commercial bank, operating twenty-three full-service branches in the Greater Boston area, offers a full range of Business, Personal, and Institutional Services.

Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender.
Corporate Headquarters located at 400 Mystic Avenue, Medford, MA 02155. 866.8.CENTURY.

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NEWS RELEASE

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

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